Exhibit 4.6

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE STOCK

Corporation:	Metastorm Inc., a Maryland Corporation
Number of Shares:	88,889
Class of Stock:	Common Stock
Initial Exercise Price:	$1.35 per share
Issue Date:	February 21, 2002
Expiration Date:	February 21, 2009 (Subject to Section 4.1)

THIS WARRANT CERTIFIES THAT, for good and valuable consideration, the receipt of which is hereby acknowledged, COMERICA BANK - CALIFORNIA or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable shares of the class of securities (the “Shares”) of the corporation (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1.                                EXERCISE.

1.1                                 Method of Exercise.  Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company.  Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2                                 Conversion Right.  In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share.  The fair market value of the Shares shall be determined pursuant to Section 1.4.

1.3                                 Agreement to be Bound by Stockholders Agreement.  Exercise of this Warrant pursuant to either Section 1.1 or 1.2 shall be contingent on Holder’s agreement to be bound by the terms and conditions of that certain Second Amended and Restated Stockholders Agreement dated as of May 7, 2001, by and among the Company, the Purchasers, the holders of Series A Preferred Stock, and the other holders of Common Stock (each as defined therein) listed on Schedule 1 thereto, as amended and/or restated from time to time (the “Stockholders Agreement”).

1.4                                 Fair Market Value.  If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s stock into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company.  If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment.

1.5                                 Delivery of Certificate and New Warrant.  Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder certificates for the Shares acquired and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the Shares not so acquired.

1.6                                 Replacement of Warrants.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.7                                 Repurchase on Sale, Merger, or Consolidation of the Company.

1.7.1                        “Acquisition.”  For the purpose of this warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company, or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction.

1.7.2                        Assumption of Warrant.  If upon the closing of any Acquisition the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Acquisition and subsequent closing.  The Warrant Price shall be adjusted accordingly.  The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this warrant.

1.7.3                        Nonassumption.  If upon the closing of any Acquisition the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then Holder shall have the option either to (a) deem this warrant to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company; or (b) require the Company to purchase this warrant for cash upon the closing of the Acquisition for an amount per Share equal to three (3) times the Warrant Price.

1.8                                 Success Fee.  The Company, at Holder’s discretion, shall pay a $50,000 success fee (the “Success Fee”) in lieu of this Warrant, payable upon the earlier of the fifth (5th) anniversary of the effective date of that certain Loan and Security Agreement (the “Agreement”) dated concurrently herewith, or the completion of a Liquidity Event.  Notwithstanding the foregoing, payment of the Success Fee shall be contingent on Holder’s surrender and cancellation of this Warrant.  Liquidity Event is defined as:

1.                                       The closing of any underwritten public offering (“Public Offering”) involving the sale of the Borrower’s debt or equity securities for net cash proceeds of at least $5,000,000;

2.                                       The sale of all or a substantial part of the assets of the Borrower; or

3.                                       The completion of any other transaction (e.g. a merger, consolidation, issue of capital stock, sale of capital stock by shareholders) resulting in a change of control of the Borrower.

ARTICLE 2.                                ADJUSTMENTS TO THE SHARES.

2.1                                 Stock Dividends, Splits, Etc.  If the Company declares or pays a dividend on its common stock payable in common stock, or other securities, subdivides the outstanding common stock into a greater amount of common stock, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2                                 Reclassification, Exchange, or Substitution.  Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event.  Such an event shall include any automatic conversion of the outstanding or issuable securities of the Company of the same class or series as the Shares to common stock pursuant to the terms of the Company’s Articles of Incorporation upon the closing of a registered public offering of the Company’s common stock.  The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property.  The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant.  The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3                                 Adjustments for Combinations, Etc.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of shares, the Warrant Price shall be proportionately increased.  If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a greater number of shares, the Warrant Price shall be proportionately decreased.

2.4                                 Adjustments for Diluting Issuances.  The Warrant Price and the number of Shares issuable upon exercise of this warrant shall be subject to adjustment, from time to time, in the manner set forth on Exhibit A, if attached, in the event of Diluting Issuances (as defined on Exhibit A).

2.5                                 No Impairment.  The Company shall not, by amendment of its Articles of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment.

2.6                                 Certificate as to Adjustments.  Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based.  The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3.                                REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1                                 Representations and Warranties.  The Company hereby represents and warrants to the Holder as follows:

(a)                                  The initial Warrant Price referenced on the first page of this warrant is not greater than the fair market value of the Shares as of the date of this warrant.

(b)                                 All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c)                                  The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.

3.2                                 Notice of Certain Events.  If the Company proposes at any time (a) to declare any dividend or distribution upon its common stock, whether in cash, property, stock, or other securities and whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights; (c) to effect any reclassification or recapitalization of common stock; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of common stock will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of common stock will be entitled to exchange their common stock for securities or other property deliverable upon the occurrence of such event).

3.3                                 Information Rights.  So long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiqués to the shareholders of the Company, (b) within ninety (90) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

3.4                                 Market Stand-Off Agreement.  Holder hereby agrees that, in connection with the Company’s initial Public Offering, it shall not, to the extent requested by the underwriters managing any underwritten offering of securities of the Company, sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of (other than to donees who agree to be similarly bound) any Shares (other than those included in the registration, if any) without the prior written consent of such underwriters, for such period of time (not to exceed one hundred eighty (180) days) following the effective date of a registration statement of the Company filed under the Securities Act of 1933 as may be requested by the underwriters; provided, however, that such agreement shall be applicable only to the first such registration statement of the Company which covers shares (or securities) to be sold on its behalf to the public in a Public Offering and that the officers and directors of the Company who own stock of the Company, together with all holders of one percent (1%) or more of the Company’s outstanding stock, also agree to such restrictions.  In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Shares (and the shares or securities of every other person subject to the foregoing restriction).  Notwithstanding the foregoing, Holder shall only be bound to the provisions of this Section 3.4 if the underwriters agree that any early release from any market stand-off agreement for any person in connection with a Public Offering shall be pro-rata among such person and the other holders of securities subject to the market stand-off agreement.

3.5                                 Registration Under Securities Act of 1933, as Amended.  The Company agrees that the Shares or, if the Shares are convertible into common stock of the Company, such common stock, shall be subject to the registration rights set forth on Exhibit B, if attached.

ARTICLE 4.                                MISCELLANEOUS.

4.1                                 Term: Notice of Expiration.  This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes its initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of the Company’s initial public offering.  If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

4.2                                 Legends.  This warrant and the Shares (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

4.3                                 Compliance with Securities Laws on Transfer.  This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without (i) compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company) and (ii) the transferee’s agreement to be bound by the Stockholders Agreement.  The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), the Company is provided with a copy of Holder’s notice of proposed sale.

4.4                                 Transfer Procedure.  Subject to the provisions of Section 4.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that so long as the transferee affiliate agrees to be bound by the Stockholders Agreement, Holder may transfer all or part of this warrant to its affiliates, including, without limitation, Comerica Incorporated, at any time without notice to the Company, and such affiliate shall then be entitled to all the rights of Holder under this warrant and any related agreements, and the Company shall cooperate fully in ensuring that any stock issued upon exercise of this warrant is issued in the name of the affiliate that exercises the warrant.  The terms and conditions of this warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns.  The Company shall have the right to refuse to transfer any portion of this warrant to any person who directly competes with the Company, unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934.

4.5                                 Notices.  All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time.  All notices to the Holder shall be addressed as follows:

Comerica Bank – California

Attn:  Warrant Administrator

Technology and Life Sciences Division

P.O. Box 7279

San Francisco, CA  94120-7279

4.6                                 Waiver.  This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7                                 Attorneys’ Fees.  In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8                                 Governing Law.  This warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

Metastorm Inc.

By:	/s/ Avi Hoffer

Name:	Avi Hoffer

Title:	President

By:	/s/ Chris Desautelle

Name:	Chris Desautelle

Title:	CFO

Authorized signatories under Corporate Resolutions to Borrow or an authorized signer(s) under a resolution covering warrants must sign the warrant.

APPENDIX 1

NOTICE OF EXERCISE

1.                                       The undersigned hereby elects to purchase                          shares of the common stock of Metastorm Inc. pursuant to the terms of the attached warrant, and tenders herewith payment of the purchase price of such shares in full.

1.                                       The undersigned hereby elects to convert the attached warrant into shares in the manner specified in the warrant.  This conversion is exercised with respect to                          of the shares covered by the warrant.

[Strike paragraph that does not apply.]

2.                                       Please issue a certificate or certificates representing said shares in the name of the undersigned or in such other name as is specified below:

Comerica Bank – California

Attn: Warrant Administrator

Technology and Life Sciences Division

P.O. Box 7279

San Francisco, CA  94120-7279

3.                                       The undersigned represents it is acquiring the shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA BANK – CALIFORNIA or
Registered Assignee

(Signature)

(Date)

EXHIBIT A

COMERICA BANK – CALIFORNIA

ANTI-DILUTION AGREEMENT

(for Common Stock Warrants)

This Anti-dilution Agreement is entered into as of February 21, 2002, by and between Comerica Bank – California (“Purchaser”) and Metastorm Inc. (“the Company”).

RECITALS

A.                                   Concurrently with the execution of this Anti-dilution Agreement, the Purchaser is purchasing from the Company a Warrant to Purchase Stock (the “Warrant”) pursuant to which Purchaser has the right to acquire from the Company the Shares (as defined in the Warrant).

B.                                     By this Anti-dilution Agreement, the Purchaser and the Company desire to set forth the adjustment in the number of Shares issuable upon exercise of the Warrant as a result of a Diluting Issuance (as defined below).

C.                                     Capitalized terms used herein shall have the same meaning as set forth in the Warrant.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

1.                                       Definitions.  As used in this Anti-dilution Agreement, the following terms have the following respective meanings:

(a)                                  “Option” means any right, option or warrant to subscribe for, purchase or otherwise acquire common stock or Convertible Securities.

(b)                                 “Convertible Securities” means any evidences of indebtedness, shares of stock or other securities directly or indirectly convertible into or exchangeable for common stock.

(c)                                  “Issue” means to grant, issue, sell, assume or fix a record date for determining persons entitled to receive any security (including Options), whichever of the foregoing is the first to occur.

(d)                                 “Additional Common Shares” means all shares of common stock Issued (or, deemed to be Issued) by the Company after the date hereof, other than (a) shares of common stock Issued or Issuable upon the conversion of shares of the preferred stock outstanding on the date hereof (“Preferred Stock”); (b) shares of common stock Issued or Issuable to employees, directors or consultants of the Company pursuant to a plan or arrangement approved by the Board of Directors of the Company (the “Board”) (provided that the Board shall also approve the grant of shares of common stock or other securities exercisable for such shares of common stock in connection therewith); (c) shares of common stock Issued pursuant to a merger or consolidation of the Company with or into any other corporation or corporations approved in accordance with the articles of incorporation of the Company, as amended and/or restated, from time to time (the “Charter”); (d) shares of common stock Issued in connection with an acquisition approved in accordance with the Charter; (e) shares of common stock Issued or Issuable to commercial banking or equipment lease financing entities in connection with banking or lease financing transactions approved by the Board; (f) shares of common stock and or Preferred Stock issued pursuant to Section 6.7 of the Stock Purchase Agreement by and among the Company and the purchasers of Series B

Preferred Stock listed on Schedule 1 thereto, dated as of May 7, 2001; (g) Options(s) Issued to Riggs Capital Partners, LLC (“Riggs”) to purchase Series A Preferred Stock up to that number of shares of Series A Preferred Stock (subject to appropriate adjustment for any Recapitalization Event (as defined in the Charter)) owned by Riggs on the Series B Original Issue Date (as defined in the Charter) in exchange for the transfer to the Company by Riggs of a number of shares of Series A Preferred Stock equal to or greater than that number of shares for which such Option(s) is (are) exercisable, provided that such Option(s) shall not be exercisable under any circumstance by Riggs (but only by a transferee thereof); or (h) Option(s) Issued to Riggs to purchase up to that number of shares of common stock equal to the number of shares of common stock for which the warrant to purchase common stock owned by Riggs on the Series B Original Issue Date transferred to the Company by Riggs is exercisable immediately prior to such transfer, provided that such Option(s) shall not be exercisable under any circumstance by Riggs (but only by a transferee thereof).

2.                                       Deemed Issuance of Additional Common Shares.  The shares of common stock ultimately Issuable upon exercise of an Option (including the shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued, provided that, if the Company fixes a record date for the determination of holders of any class of securities entitled to receive any such Options, then shares of common stock ultimately Issuable upon exercise of an Option shall be deemed Issued as of the close of business on such record date, provided further that in no event shall Additional Common Shares be deemed to be Issued if the consideration per share of such Additional Common Shares would be less than the Warrant Price in effect on the date of and immediately prior to such issuance, or the record date.  The shares of common stock ultimately Issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security provided that, if the Company fixes a record date for the determination of holders of any class of securities entitled to receive any such Convertible Securities, then shares of common stock ultimately Issuable upon the conversion or exchange of such Convertible Securities, shall be deemed to be Issued as of the close of business on such record date, provided further, that no Additional Common Shares shall be deemed to have been Issued unless the consideration per share of such Additional Common Shares would be less than the Warrant Price in effect on the date of and immediately prior to such issuance, or the record date.  The maximum amount of common stock Issuable is determined without regard to any future adjustments permitted under the instrument creating the Options or Convertible Securities.

3.                                       Adjustment of Warrant Price for Diluting Issuances.

3.1                                 Weighted Average Adjustment.  If the Company issues Additional Common Shares after the date of the Warrant and the consideration per Additional Common Share (determined pursuant to Section 9) is less than the Warrant Price in effect immediately before such Issue (a “Diluting Issuance”), the Warrant Price in effect immediately before such Issue shall be reduced, concurrently with such Issue, to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Warrant Price by a fraction:

(a)                                  the numerator of which is the amount of common stock outstanding immediately before such Issue plus the amount of common stock that the aggregate consideration received by Company for the Additional Common Shares would purchase at the Warrant Price in effect immediately before such Issue, and

(b)                                 the denominator of which is the amount of common stock outstanding immediately before such Issue plus the number of such Additional Common Shares.

3.2                                 Adjustment of Number of Shares.  Upon each adjustment of the Warrant Price, the number of Shares Issuable upon exercise of the Warrant shall be increased to equal the quotient obtained by dividing (a) the product resulting from multiplying (i) the number of Shares Issuable upon exercise of the Warrant and (ii) the Warrant Price, in each case as in effect immediately before such adjustment, by (b) the adjusted Warrant Price.

3.3                                 Securities Deemed Outstanding.  For the purpose of this Section 3, all securities Issuable upon exercise of any outstanding Convertible Securities or Options, Warrants, or other rights to acquire securities of the Company shall be deemed to be outstanding.

4.                                       No Adjustment for Issuances Following Deemed Issuances.  No adjustment to the Warrant Price shall be made upon the exercise of Options or conversion of Convertible Securities.

5.                                       Adjustment Following Changes in Terms of Options or Convertible Securities.  If the consideration payable to, or the amount of common stock Issuable by, the Company increases or decreases, respectively, pursuant to the terms of any outstanding Options or Convertible Securities, upon the exercise, conversion or exchange thereof, the Warrant Price shall be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities.  Any changes in the Warrant Price that occurred after such Issuance because other Additional Common Shares were Issued or deemed Issued shall also be recomputed.

6.                                       Recomputation Upon Expiration of Options or Convertible Securities.  The Warrant Price computed upon the original Issue of any Options or Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed when any Options or rights of conversion under Convertible Securities expire without having been exercised.  In the case of Convertible Securities or Options for common stock, the Warrant Price shall be recomputed as if the only Additional Common Shares Issued were the shares of common stock actually Issued upon the exercise of such securities, if any, and as if the only consideration received therefor was the consideration actually received upon the Issue, exercise or conversion of the Options or Convertible Securities.  In the case of Options for Convertible Securities, the Warrant Price shall be recomputed as if the only Convertible Securities Issued were the Convertible Securities actually Issued upon the exercise thereof, if any, and as if the only consideration received therefor was the consideration actually received by the Company (determined pursuant to Section 9), if any, upon the Issue of the Options for the Convertible Securities.

7.                                       Limit on Readjustments.  No readjustment of the Warrant Price pursuant to Sections 5 or 6 shall increase the Warrant Price more than the amount of any decrease made in respect of the Issue of any Options or Convertible Securities.

8.                                       30 Day Options.  In the case of any Options that expire by their terms not more than 30 days after the date of Issue thereof, no adjustment of the Warrant Price shall be made until the expiration or exercise of all such Options.

9.                                       Computation of Consideration.  The consideration received by the Company for the Issue of any Additional Common Shares shall be computed as follows:

(a)                                  Cash shall be valued at the amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest or accrued dividends.

(b)                                 Property.  Property, other than cash, shall be computed at the fair market value thereof at the time of the Issue as determined in good faith by the Board of Directors of the Company.

(c)                                  Mixed Consideration.  The consideration for Additional Common Shares Issued together with other property of the Company for consideration that covers both shall be determined in good faith by the Board of Directors.

(d)                                 Options and Convertible Securities.  The consideration per share received by the Company for Options and Convertible Securities, shall be determined by dividing:

(i)                                     the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(ii)                                  the maximum number of shares of common stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) Issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

10.                                 General.

10.1                           Governing Law.  This Anti-dilution Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

10.2                           Successors and Assigns.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

10.3                           Entire Agreement.  Except as set forth below, this Anti-dilution Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

10.4                           Notices, etc.  All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, certified or registered mail, return receipt requested, addressed (a) if to Purchaser at Purchaser’s address as set forth below, or at such other address as Purchaser shall have furnished to the Company in writing, or (b) if to the Company, at the Company’s address set forth below, or at such other address as the Company shall have furnished to the Purchaser in writing.

10.5                           Severability.  In case any provision of this Anti-dilution Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Anti-dilution Agreement shall not in any way be affected or impaired thereby.

10.6                           Titles and Subtitles.  The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Anti-dilution Agreement.

10.7                           Counterparts.  This Anti-dilution Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

PURCHASER		ISSUER

COMERICA BANK - CALIFORNIA		METASTORM INC.

By:	/s/ Joseph R. Crayton	By:	/s/ Avi Hoffer

Name:	Joseph R. Crayton	Name:	Avi Hoffer

Title:	Assistant Vice President	Title:	President

Address:	11921 Freedom Drive	Address:
Suite 920
Reston, VA 20190

EXHIBIT B

Registration Rights

The Shares (if common stock), or the common stock issuable upon conversion of the Shares, shall be deemed “registrable securities” or otherwise entitled to “piggy back” registration rights in accordance with the terms of the following agreement (the “Agreement”) between the Company and its investor(s):

Amended and Restated Registration Rights Agreement dated May 7, 2001, by and among the Company and the Investors named therein, as amended.

The Company agrees that no amendments will be made to the Agreement which would have an adverse impact on Holder’s registration rights thereunder without the consent of Holder.  By acceptance of the Warrant to which this Exhibit B is attached, Holder shall be deemed to be a party to the Agreement subject to the terms and provisions thereof.